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                              AGREEMENT

1.      THE PARTIES

        This Agreement is made between dezignCom Technology Ltd
        ("dezignCom") of 5th Floor, Royal London House, Christchurch Road, Bournemouth, Dorset BH1 3LT, Group 15 ("Group 15") and The Bloom Family.

        Hereinafter known as "the Parties".


2.      DEFINITIONS

        TSS&P;


3.      AGREEMENT

        Whereas dezignCom Technology Ltd have Internet related sales and marketing skills, resources, experience and management expertise, GCSC require a new management team to take control of GCSC and develop the necessary infrastructure and brands in order that GCSC becomes a major global internet business. This Agreement sets out the commercial terms to enable dezignCom to be granted full executive management control of GCSC, thereby empowering dezignCom to effect the necessary changes to the GCSC business as may be required to achieve the business rejuvenation.


4.      DURATION AND COMMITMENT

        It is the stated intention of dezignCom that it commits wholeheartedly to this engagement and will bring to bear its reasonable endeavours to achieve the desired transformation of GCSC and expected results by taking the responsibility for the management of GCSC. The Proposal (see Schedule 1) sets out a clear action plan which details how the transformation will take place, primarily resulting from activity over an initial 3-6 month period. Once the initial results have been achieved, dezignCom will implement further enhancements and improvements to the business on a timely basis. It is currently envisaged that this entire business process will roll out over a 3-5 year period.


5.      ORGANISATION

        dezignCom will appoint a new Board of Directors to manage the affairs of GCSC (see Schedule 1 section 2.2). Over a period of time, dezignCom reserve the right to appoint new Directors to the Board who may or may not replace the Board Members described in Schedule 1 section 2.2.


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6.      CONSIDERATION

6.1 At the outset of this Agreement, The Bloom Family and Group 15 will transfer 10 (ten) million GCSC shares to the full ownership of dezignCom, 5 (five) million of which will be from the "144" issue and 5 (five) million of which will be from the "504" issue.

6.2 DezignCom may dispose of these shares over a period of time, the proceeds from which will be the consideration due to dezignCom for undertaking this Agreement.

6.3 DezignCom will trade the shares in a responsible and careful fashion so as not to fundamentally disrupt the GCSC business. This refers also to section 1.1 of the attached schedule 1

6.4 The Bloom Family and Group 15 dispose of their major share holding in GCSC (ie. 10 (ten) million shares) in return for dezignCom undertaking all of the activities and efforts set out in the Proposal (Schedule 1).


7.      WORKING CAPITAL

        In order to raise the required working capital to undertake the Proposal (Schedule 1), dezignCom will dispose of up to 2
        (two) million shares over the initial 6 month period. These shares will be sold on a "drip feed" basis so as not to depress the stock price. In the event that further working capital be required after this initial period, a Rights Issue may be proposed by the Board of GCSC and authorized by the shareholders.


8.      TRADING

        GCSC, Group 15 and The Bloom Family confirm that;

8.1 GCSC currently owns and operates websites for the purpose of the electronic trading of Formula I Ferrari, Benetton, and a number of Formula 1 drivers branded official merchandise. They also have contract(s) to sell branded Ferrari merchandise and other merchandise terrestrially in the USA.

8.2 The merchandise is provided to GCSC and its customers by TSS&P Ltd at concessionary wholesale prices.

8.3 TSS&P Ltd hold the licences from Formula 1 teams and drivers to sell official Formula 1 merchandise. TSS&P in turn contract Group 15 for specific merchandising rights. Group 15 in turn contract with GCSC, currently this contract is the electronic (via the GCSC websites) and terrestrial (in the USA) sale of certain Formula 1 merchandise.

9.      WARRANTIES - MR. J BLOOM, GROUP 15 AND CCSC

        Mr. J Bloom, Group 15 and GCSC warrant the following:

9.1 There are no litigious actions or regulatory investigations against GCSC either currently or known to be pending or likely to arise.

9.2     There are no undertakings or court orders affecting GCSC.





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9.3     That any liabilities facing GCSC will be fully settled prior to
        Completion (see Section 10) and that there are no known or likely extraordinary liabilities which will be presented to GCSC in the future.

9.4 That Group 15 reasonably expects all current merchandising licences currently held by TSS&P will be renewed as and when they expire in the future.

9.5 Group 15 reasonably expects to be awarded further contracts from TSS&P in the future as a minimum to equate to those currently in place.

9.6 That given 9.4 and 9.5 above, Group 15 will offer a new contract to GCSC on the date of Completion (see Section 10) which will as a minimum offer the same trading opportunities including product ranges, product quality, product availability and cost of goods.

9.7 That Group 15 and The Bloom Family know of no lawful impediment which may prevent dezignCom from trading GCSC shares to provide working capital for GCSC (either under English Law or under the Law of the State of the United States that GCSC is registered in or under SEC Rules).


10.     WARRANTIES - DEZIGNCOM TECHNOLOGY LTD

10.1 The new Board of GCSC will warrant to undertake reasonable endeavours to ensure that the shareholders of GCSC are not adversely impacted by any actions either criminal, irresponsible or irrational by any Director, Officer or employee of GCSC.

10.2 In the remote event that dezignCom ceases trading then the Principals of dezignCom warrant that they will carry out the actions set out in this Agreement and the Proposal.


11.     COMPLETION

        dezignCom will commence with its duties and responsibilities under this Agreement on a date to be agreed which will coincide with the delivery of all of the following:

11.1 Transfer of the 10 (ten) million shares to the full ownership of dezignCom.

11.2    Agreement of a new contract from Group 15 to GCSC.

11.3    Removal of the existing Board of Directors of GCSC.

11.4    Clearance of all existing liabilities attributable to GCSC.


12.     GOVERNING LAW

        This Agreement shall be subject at all times and in all respects to the jurisdiction of English Law.

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The following persons, having full authority and empowerment to enter into this Agreement on behalf of the Parties and fully agree to the foregoing terms:





SIGNED ON BEHALF OF DEZIGNCOM TECHNOLOGY LTD

Signature:    [SIG]
          ------------------------------------------
Name:         [SIG]
          ------------------------------------------
Date:        9th  November 1999
          ------------------------------------------

SIGNED ON BEHALF OF GROUP 15 AND THE BLOOM FAMILY

Signature: /s/ Anne Bloom
          ------------------------------------------
Name:      ANNE BLOOM
          ------------------------------------------
Date:         9th November 1999
          ------------------------------------------

SIGNED ON BEHALF OF MR. J BLOOM

Signature:

Name:

Date: